EXHIBIT 99.1

Fifth Street Finance Corp. Continues to Flex its Balance Sheet, Financing Two Separate Transactions Each in Excess of $100 Million

WHITE PLAINS, N.Y., April 4, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") today announced that it has provided two separate one-stop financing facilities during the quarter ended March 31, 2013 – each over $100 million.

Both large transactions supported private equity sponsors with whom Fifth Street has built long-standing relationships. One sponsor refinanced the existing credit facilities of a top healthcare technology firm. The other completed a dividend recapitalization for a provider of enrollment management and marketing services to the higher education industry.

"By enhancing our origination platform and cultivating diverse sources of funding – including bank-led credit facilities, equity raises and baby bond offerings – we have continued to increase our target hold size," stated Leonard M. Tannenbaum, Fifth Street's Chief Executive Officer, adding, "We look forward to supporting our sponsors with meaningful commitments and comprehensive financing."

As a result of its underwriting expertise and larger balance sheet, Fifth Street can now hold up to $150 million and has the ability to underwrite and syndicate up to $250 million – one of a limited number of middle market lenders able to do so.

Jason Rosenberg, a Principal at Sterling Partners, commented, "Fifth Street made sense for our transaction because they offered the complete package: a simplified capital structure, flexible financing and certainty of close."

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President of Finance
         & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Business Development:
         Juan Alva, Managing Director, Head of Strategy
         & Corporate Development
         Fifth Street Finance Corp.
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com